Advanced Emissions Solutions Announces Additional Refined Coal Facility Closure with Third-Party Investor
Increases to 18 total invested Refined Coal facilities
HIGHLANDS RANCH, Colorado -- June 25, 2018 -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today announced that Tinuum Group, LLC ("Tinuum Group"), a joint venture among the Company's subsidiary ADA-ES, Inc., an affiliate of NexGen Resources Corporation, and an affiliate of The Goldman Sachs Group, Inc., has completed a transaction for an additional Refined Coal ("RC") facility.  The RC facility is located at a coal plant that has historically burned approximately 3.3 million tons of coal per year and is royalty bearing to ADES.  With this addition, Tinuum Group has 18 invested facilities in full-time operation.
L. Heath Sampson, President and CEO of ADES, commented, “As we stated on our first quarter's earnings call, we had two facilities in the engineering and construction phase; we are excited to announce that a third-party has now acquired one of these facilities. This transaction continues to validate the strength in Tinuum's offerings and business model. We are proud to help power utilities and investors achieve their emission reduction requirements and business goals. Tinuum, with support from ADES and Tinuum’s other owners, is diligently focused on securing additional tax equity investors and increasing production of lower emission coal to power our country.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

2